Exhibit 99.1

PENN VIRGINIA CORPORATION FILES VOLUNTARY CHAPTER 11 PETITIONS TO FACILITATE RESTRUCTURING WITH THE OVERWHELMING SUPPORT OF ITS FUNDED DEBT HOLDERS

Restructuring Will Reduce Company’s Long-Term Debt by More Than $1 Billion, With the Support of Approximately 86% of its Senior Noteholders and 100% of its Bank Lenders

Receives Commitment for $25 Million in DIP Financing, up to $128 Million in Committed Exit Financing, and a $50 Million Backstopped Rights Offering

RADNOR, PA, (May 12, 2016) — Penn Virginia Corporation (OTC Pink: PVAH) (“Penn Virginia” or the “Company”) announced that it and certain of its subsidiaries have filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, to facilitate the deleveraging of their consolidated balance sheet through a prearranged restructuring that will reduce the Company’s long-term debt by more than $1 billion. In connection with the chapter 11 filing, the Company announced its entry into a restructuring support agreement with holders of 87% (or $1.03 billion) of the Company’s nearly $1.20 billion in total funded-debt obligations. Subject to Court approval, the Company has received a commitment for $25 million in debtor-in-possession (DIP) financing from its RBL lenders, which combined with the Company’s cash reserves and cash from operations, is expected to provide liquidity throughout the chapter 11 process. Additionally, the Company has obtained a commitment for up to $128 million in exit financing from its RBL lenders, led by Wells Fargo as agent, as well as a $50 million rights offering that is backstopped and supported by certain of the Company’s senior unsecured noteholders.

“This is an important step forward for Penn Virginia,” said Edward B. Cloues, II, Chairman and interim Chief Executive Officer of Penn Virginia. “Once the restructuring is implemented, the Company will have substantially less debt and a much stronger balance sheet. We will be in a better position to navigate the current industry environment and leverage the value of our underlying assets and operational expertise. Importantly, the announcement today provides Penn Virginia with an expedited plan to emerge from this process with committed financing, a new money investment, and a clear path to future production and success.”

As part of the Company’s “first day” motions, Penn Virginia has asked the Court for authorization to generally continue its ongoing employee compensation and benefit programs without change or interruption. Additionally, Penn Virginia has filed a Plan of Reorganization and Disclosure Statement, which incorporate the terms of the restructuring agreement and other commitments made by the RBL Lenders and the supporting noteholders. The Company anticipates emerging from chapter 11 by the end of the summer.

“Like many other exploration and production companies, Penn Virginia has been significantly affected by the recent and continued dramatic decline in oil and natural gas prices. We believe using the chapter 11 process is the most efficient way to achieve our financial objectives and deleverage the Company’s balance sheet,” said Mr. Cloues. “The ongoing commitment from our valued business partners and hard-working employees is a testament to the strength of our organization, and we sincerely appreciate their loyalty and support.”

Jefferies is acting as financial advisor, Alvarez & Marsal is acting as restructuring advisor (with R. Seth Bullock of Alvarez & Marsal serving as Chief Restructuring Officer), and Kirkland & Ellis LLP is acting as legal counsel to the Company in connection with the debt restructuring. PJT Partners is acting as financial advisor and Milbank, Tweed, Hadley & McCloy LLP is acting as legal advisor to the ad hoc committee of noteholders. Opportune LLP is acting as financial advisor and Bracewell LLP is acting as legal advisor to Wells Fargo (as agent) and the RBL lenders. For more information about the chapter 11 case, including access to Court documents, please visit: http://dm.epiq11.com/PVA.

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ABOUT PENN VIRGINIA CORPORATION

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in South Texas. For more information, please visit the Company’s website at www.pennvirginia.com.

FORWARD LOOKING STATEMENTS

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Sard Verbinnen & Co.

Bryan Locke/Patrick Scanlan

(212) 687-8080